Exhibit 12.1

DELUXE CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                        Three Months
                                            Ended                             Years Ended December 31,
                                       --------------      ------------------------------------------------------------------
                                       March 31, 1999       1998         1997        1996        1995        1994        1993
                                       --------------       ----         ----        ----        ----        ----        ----

Earnings
--------

Income from Continuing Operations
  before Income Taxes                      $77,469        $246,540      $115,150    $118,765    $169,319    $246,706    $235,913

Interest expense
(excluding capitalized interest              1,782           8,273         8,822      10,649      13,099       9,733      10,070

Portion of rent expense under
long-term operating leases
representative of an interest factor         3,854          15,126        13,621      13,467      14,761      13,554      13,259

Amortization of debt expense                    30             122           122         121          84          84          84
                                           -------        --------      --------    --------    --------    --------    --------

TOTAL EARNINGS                             $83,135        $270,061      $137,715    $143,002    $197,262    $270,077    $259,326


Fixed charges
-------------

Interest Expense
(including capitalized interest              2,090           9,664      $  9,742    $ 11,978    $ 14,714    $ 10,492    $ 10,555

Portion of rent expense under
long-term operating leases
representative of an interest factor         3,854          15,126        13,621      13,467      14,761      13,554      13,259

Amortization of debt expense                    30             122           122         121          84          84          84
                                           -------        --------      --------    --------    --------    --------    --------

TOTAL FIXED CHARGES                        $ 5,974        $ 24,912      $ 23,485    $ 25,566    $ 29,559    $ 24,130    $ 23,898


RATIO OF EARNINGS
TO FIXED CHARGES:                             13.9            10.8           5.9         5.6         6.7        11.2        10.9
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